REVISED SCHEDULE A
To the Investment Management Agreement, dated December 2, 2004, by and between Allianz Life Advisers, LLC (now Allianz Investment Management LLC) and Allianz Variable Insurance Products Fund of Funds Trust.
Fees payable to the Manager pursuant to Section 4 hereof shall be at the following annual rates for each Fund:
AZL Balanced Index Strategy Fund                              0.05%
AZL DFA Multi-Strategy Fund                                    0.05%
AZL MVP Balanced Index Strategy Fund                    0.10%
AZL MVP BlackRock Global Strategy Plus Fund       0.10%
AZL MVP DFA Multi-Strategy Fund                          0.20%*
AZL MVP Fusion Dynamic Balanced Fund                0.20%
AZL MVP Fusion Dynamic Conservative Fund          0.20%
AZL MVP Fusion Dynamic Moderate Fund                0.20%
AZL MVP Growth Index Strategy Fund                       0.10%
AZL MVP Moderate Index Strategy Fund                    0.10%
AZL MVP Pyramis Multi-Strategy Fund                      0.10%
AZL MVP T. Rowe Price Capital Appreciation
    Plus Fund                                                                  0.10%

The management fee shall be accrued and paid to the Manager pursuant to Section 4 of the Investment Management Agreement.
Acknowledged:
Allianz Variable Insurance Products Fund of Funds Trust

By:    /s/ Michael J. Tanski
Name:  Michael J. Tanski
Title:    Vice President, Operations

Allianz Investment Management LLC

By:      /s/ Brian Muench
Name: Brian J. Muench
Title:  President

*The annual rate for AZL MVP DFA Multi-Strategy Fund is temporarily reduced to 0.10%, through at least April 30, 2019. The reduced rate may be increased or terminated after April 30, 2019.
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Updated:  10/23/2017